                                                                    EXHIBIT 10.6


        THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THIS NOTE IS SUBJECT TO FURTHER RESTRICTIONS ON TRANSFER AND CERTAIN OTHER PROVISIONS AS SET FORTH IN THIS NOTE.

        THE PRINCIPAL BALANCE OF THIS NOTE IS SUBJECT TO ADJUSTMENT AS SET FORTH IN THIS NOTE. PAYMENTS ON ACCOUNT OF THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND THE EXERCISE OF REMEDIES HEREUNDER ARE SUBORDINATED AS SET FORTH IN THIS NOTE.


                              AMENDED AND RESTATED
                               SENIOR SUBORDINATED
                         NON-NEGOTIABLE PROMISSORY NOTE

U.S. $116,240,692                                      Dated:  February 12, 2004


        This Amended and Restated Senior Subordinated Non-Negotiable Promissory Note (this "NOTE") is made February 12, 2004, by WellCare Health Plans, Inc., a Delaware corporation (the "MAKER"), in favor of Kiran C. Patel, as Stockholder Representative on behalf of the Stockholders (as defined below) (the "PAYEE").

        The Maker is indebted to the Payee under that certain Senior Subordinated Non-Negotiable Promissory Note dated July 31, 2002, in the original principal amount of $53,000,000, as amended by that certain Amendment No. 1 to Senior Subordinated Non-Negotiable Promissory Note dated April 18, 2003 (as so amended, the "ORIGINAL NOTE"). The Original Note was issued pursuant to, and evidences indebtedness of the Maker to the Payee arising under, that certain Purchase Agreement, dated May 17, 2002 (as subsequently amended, the "PURCHASE AGREEMENT"), by and among WellCare Holdings, LLC, a Delaware limited liability company ("PARENT"); the Maker; Well Care HMO, Inc., a Florida corporation, HealthEase of Florida, Inc., a Florida corporation, Comprehensive Health Management, Inc., a Florida corporation, and Comprehensive Health Management of Florida, L.C., a Florida limited liability company (collectively, the "FLORIDA COMPANIES"); and the then-stockholders of the Florida Companies (the "STOCKHOLDERS"). Capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Purchase Agreement.

        In order to document certain amendments to the terms of the Original Note, the Original Note is being surrendered and exchanged for, and the unpaid principal balance of the indebtedness evidenced thereby is being merged into and will hereafter be evidenced by, this Note.

        For value received, the Maker hereby promises to pay to the order of the Payee the principal amount hereunder, together with simple interest thereon, all in the manner provided below.

        The principal amount of this Note shall initially be One Hundred Sixteen Million Two Hundred Forty Thousand and Six Hundred Ninety-Two United States Dollars (U.S. $116,240,692) (the "INITIAL PRINCIPAL AMOUNT"), but shall be subject to decrease or increase, as the case may be, as provided herein.

        1. Definitions. As used herein, the following terms shall have the meanings set forth below:

           (a) "BUYER CLAIM AMOUNT" shall mean the total amount of (i) all Indemnifiable Losses paid or incurred by any Buyer Indemnified Party under
Section 9.2(a) and 9.2(e) of the Purchase Agreement which arise from Third Party Claims, and (ii) all other Indemnifiable Losses asserted by a Buyer Indemnified Party which shall have been finally determined to constitute Indemnifiable Losses pursuant to the last sentence of Section 9(e) of the Purchase Agreement.

           (b) "INDEBTEDNESS" means, as to any Person: (i) all indebtedness, liabilities or other obligations of such Person for borrowed money and all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (ii) all reimbursement or other obligations of such Person under or in respect of letters of credit, bankers acceptances, interest rate swaps, caps, floors and collars, currency swaps, or other similar financial products; (iii) all indebtedness of another Person of the types referred to in clause (i) or (ii) above, guaranteed directly or indirectly in any manner by the Person for whom Indebtedness is being determined, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss; and (iv) all indebtedness of another Person of the types referred to in clause (i), (ii) or
(iii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by the Person for whom Indebtedness is being determined, even though such Person has not assumed or become liable for the payment of such indebtedness of such other Person, in each case whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

           (c) "MATURITY DATE" shall mean September 15, 2006.

           (d) "QUALIFIED IPO" shall mean an underwritten public offering and sale of equity securities of the Parent or any Subsidiary of the Parent pursuant to an effective registration statement under the Securities Act, other than an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form, in which the aggregate gross proceeds received by the Parent or such Subsidiary (before the deduction of underwriting discounts and expenses) are in excess of $75 million.

           (e) "RESERVE AMOUNT" shall mean the total asserted or claimed value of all claims, if any, made in good faith by any Buyer Indemnified Party for Indemnifiable Losses under Section 9.2 of the Purchase Agreement, the resolution of which shall not have been finally determined in accordance with the relevant provisions of Section 9.2 of the Purchase Agreement prior to the Maturity Date.

           (f) "SELLER CLAIM AMOUNT" shall mean the total amount of (i) all Indemnifiable Losses paid or incurred by any Seller Indemnified Party under
Section 9.2(b) and 9.2(e) of the Purchase Agreement which arise from Third Party Claims, and (ii) all other Indemnifiable Losses asserted by a Seller Indemnified Party which shall have been finally determined to constitute Indemnifiable Losses pursuant to the last sentence of Section 9(e) of the Purchase Agreement.

           (g) "SENIOR COVENANT DEFAULT" means any default, other than a Senior Payment Default, in respect of any Senior Indebtedness (after giving effect to any applicable grace periods) that entitles the Senior Payee to accelerate the obligations outstanding thereunder, which default shall not have been cured or waived.

           (h) The "SENIOR DEBT LIMIT" applicable on any given date shall mean the sum of (i) Forty Million United States Dollars (U.S. $40,000,000), plus
(ii) an amount equal to the EBITDA (as determined in accordance with GAAP) of any and all businesses acquired by the Maker or any Subsidiary following the date hereof, in each case calculated for the twelve month period immediately preceding the date of such acquisition, plus (iii) the total amount of any Indebtedness incurred by the Maker or any Subsidiary following the date hereof, not to exceed Sixty Million United States Dollars (U.S. $60,000,000) in the aggregate, to the extent such Indebtedness is used to finance the acquisition of any business or businesses by Maker or any Subsidiary of Maker.

           (i) "SENIOR INDEBTEDNESS" shall mean the principal of (and premium, if any), interest (including all interest accrued subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts (including, without limitation, any costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable in connection with, any Indebtedness of the Maker (whether as primary obligor or as guarantor) to any Person (each a "SENIOR PAYEE"), now existing or hereafter arising (together with any renewals, refundings, refinancings or other extensions thereof), and that are specifically designated by the Maker to be Senior Indebtedness for purposes of this Note in the instruments evidencing such indebtedness or obligations at the time of the issuance thereof, or which by their terms are senior to any other category or class of indebtedness of the Maker; provided, however, that in no event shall any Indebtedness of the Maker to any of its officers or directors, or any Trade Indebtedness, be deemed to be Senior Indebtedness. As a point of clarification, the Maker may, at its option, designate any Indebtedness of the Maker to Soros Private Equity Investors LP or its Affiliates as Senior Indebtedness. Notwithstanding the foregoing, the following shall be deemed not to be Senior Indebtedness solely for purposes of determining whether the principal amount of Senior Indebtedness exceeds the Senior Debt Limit, and shall not count toward the Senior Debt Limit:
(i) all Indebtedness that is drawn down and used specifically for the purpose of making any payment or prepayment of principal or interest under this Note, and
(ii) the unused portion of any line of credit or commitment for Senior Indebtedness.

           (j) "SENIOR PAYMENT DEFAULT" means any default in payment (including by reason of acceleration due to default) of any Senior Indebtedness (after giving effect to any applicable grace periods).

           (k) "SUBORDINATED DEBT PAYMENT" means any payment or distribution by or on behalf of the Maker, directly or indirectly, of assets of the Maker of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subordinated Indebtedness, or by setoff, exchange or in any other manner, for or on account of any Subordinated Indebtedness.

           (l) "SUBORDINATED INDEBTEDNESS" means the indebtedness, liabilities and other obligations of the Maker to the Payee under this Note, including, without limitation, all amounts of principal, premium, all interest accrued hereon (including all interest accrued subsequent to the commencement of any bankruptcy or similar proceeding), and all other fees and other amounts (including, without limitation, any costs, enforcement expenses (including legal fees and disbursements) and other reimbursement or indemnity obligations relating thereto) payable by the Maker to the Payee under this Note.

        2. Payments of Principal. The principal amount hereunder shall be payable in installments, as follows:

           (a) In the event that a Qualified IPO shall be consummated on or prior to August 15, 2004, then

               (i) $35,000,000 shall be payable within 30 days following the consummation of such Qualified IPO;

               (ii)  $9,672,718 shall be payable on September 15, 2004;

               (iii) $30,783,987 shall be payable on September 15, 2005; and

               (iv)  $40,783,987 shall be payable on the Maturity Date.

          (b) In the event that a Qualified IPO shall not have been consummated on or prior to August 15, 2004, then

               (i)   $30,080,230 shall be payable on September 15, 2004;

               (ii)  $38,080,230 shall be payable on September 15, 2005; and

               (iii) $48,080,232 shall be payable on the Maturity Date;

           provided, however, that (A) in the event that a Qualified IPO shall be consummated at any time after August 15, 2004 and on or before September 15, 2005, then (1) in addition to the other payments set forth in this Section 2(b), $14,672,718 shall be due and payable within 15 days following the consummation of such Qualified IPO, (2) the amount otherwise payable on September 15, 2005 pursuant to this Section 2(b) shall be reduced by $7,296,243, and (3) the amount otherwise payable on the Maturity Date pursuant to this Section 2(b) shall be reduced by $7,296,245; and (B) in the event that a Qualified IPO shall be consummated at any time after September 15, 2005 and before the Maturity Date, then (1) in addition to the other payments set forth in this Section 2(b), $7,296,245 shall be due and payable within 15 days following the consummation of such Qualified IPO, and (2) the amount otherwise payable on the Maturity Date pursuant to this Section 2(b) shall be reduced by $7,296,245.

        3. Adjustments.

           (a) Notwithstanding anything to the contrary contained herein,
(i) the outstanding principal amount due hereunder from time to time shall be reduced by any Buyer Claim Amounts and shall be increased by any Seller Claim Amounts, and (ii) any payments due under this Note shall be decreased or increased, as applicable, by any Buyer Claim Amounts and any Seller Claim Amounts arising prior to the time of such payment; in each case, except to the extent that such Buyer Claim Amounts or Seller Claim Amounts shall previously have been accounted for in the calculation of the principal amount of this Note or any payment hereunder.

           (b) In addition, any amounts otherwise payable by the Maker hereunder on the Maturity Date shall be reduced by all Reserve Amounts. Upon the final resolution, pursuant to Section 9.2 of the Purchase Agreement, of any claim giving rise to a Reserve Amount, (i) if the amount of such claim as finally determined is less than the Reserve Amount with respect thereto, then the Maker shall pay to the Payee the difference thereof within ten Business Days after the date of such final determination, together with interest thereon for the period from the Maturity Date to the date of such payment, and (ii) if the amount of such claim as finally determined is greater than the Reserve Amount with respect thereto, then the Payee shall pay to the Maker the difference thereof within ten Business Days after the date of such final determination (in each case, subject to the terms, conditions and limitations contained in Section 9.2 of the Purchase Agreement); provided, however, that in no event shall the Payee be required to pay to the Maker pursuant to this clause (ii) an amount greater than the amount paid or payable by the Maker on the Maturity Date.

        4. Interest.


           (a) Interest on the outstanding principal amount hereunder (and any other amounts with respect to which interest is payable under this Note) shall be payable on the last day of each calendar quarter until the entire principal amount hereunder and all accrued interest thereon is paid under this Note (each, an "INTEREST PAYMENT DATE"), at a rate equal to 5.25% per annum (provided, however, that following the occurrence and during the continuance of any Event of Default (as defined below), the applicable interest rate shall be 12% per annum), in each case calculated based upon the outstanding principal amount hereunder on the applicable Interest

Payment Date. Notwithstanding the preceding sentence, on each Interest Payment Date, the amount of interest payable shall be increased or decreased, as applicable, by the difference between (i) the total amount of interest actually paid (A) on all previous Interest Payment Dates and (B) under the Prior Note, and (ii) the total amount of interest that would have been payable (A) on such previous Interest Payment Dates had the amount of interest payable been based upon the principal amount outstanding on each such Interest Payment Date, after giving effect to all Buyer Claim Amounts, all Seller Claim Amounts and, if applicable, all Reserve Amounts, and (B) under the Prior Note had the amount of interest payable thereunder been based upon the principal amount thereof, as adjusted by all Buyer Claim Amounts, all Seller Claim Amounts and, if applicable, all Reserve Amounts, such that the total amount of interest actually paid hereunder during the term of this Note is based upon the Initial Principal Amount, as adjusted by each of such adjustments.

           (b) Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate (as defined below), the Maker shall not be obligated to pay, and the Payee shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, "HIGHEST LAWFUL RATE" means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Payee in connection with this Note under applicable law.

           (c) All computations of interest under this Note shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the applicable Interest Period.

        5. Payment Mechanics. All payments hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds, prior to 5:00 p.m. (Eastern Time) on the applicable due date, to the address of the Payee set forth below or such other address as the Payee may designate in a written notice to the Maker. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such payment date shall occur, on the next succeeding Business Day.

        6. Security. The obligations of the Maker under this Note are secured by the pledge of a portion of the capital stock of the Maker, as set forth in that certain Pledge Agreement, dated as of July 31, 2002, between the Parent and the Payee (as subsequently amended, the "PLEDGE AGREEMENT"), the terms and provisions of which are incorporated herein by this reference.

        7. Prepayments.

           (a) The Maker may, at any time and from time to time, make a partial prepayment of the outstanding amount hereof, without premium or penalty. Any such partial prepayment shall first be credited to the payment of accrued interest and the balance, if any, shall be credited to the then-outstanding principal amount hereunder (and all payments due hereunder after the date thereof shall be reduced by the amount of any such partial prepayments in order of maturity).

           (b) In the event that a Sale of the Maker (as defined below) is consummated at any time while this Note is outstanding, the Maker shall prepay the entire outstanding amount hereof, and upon such prepayment this Note shall immediately be deemed void, canceled and satisfied. As used herein, "SALE OF THE MAKER" shall mean the sale of the Parent or the Maker in any one transaction or a series of related transactions to a third party or third parties (other than any Affiliate of the Parent or the Maker) pursuant to which such party or parties acquires (i) equity securities of the Maker, or of Subsidiaries of the Maker representing substantially all of the business of the Maker, constituting a majority of the common equity securities of the Maker or all of the Subsidiaries of the Maker (in each case, calculated on a fully-converted basis), whether by merger, consolidation or sale or transfer of capital stock or (ii) all or substantially all of the assets of the Maker or its Subsidiaries.

        8. Subordination. By accepting this Note, the Payee agrees that all payments on account of the Subordinated Indebtedness shall be subordinate and subject in right of payment, to the extent and in the manner set forth herein, to the prior payment in full in cash of the Senior Indebtedness.

           (a) The Maker shall not (i) at any given time prior to the payment in full of the portion of the principal amount hereof due on September 15, 2005 pursuant to Section 2 of this Note, incur Senior Indebtedness, the principal amount of which exceeds, in the aggregate, the Senior Debt Limit, (ii) for so long as this Note remains outstanding, incur any Indebtedness that is secured by any of the assets of the Maker or any of its Subsidiaries, other than (A) Senior Indebtedness and (B) Indebtedness that is secured by (I) Liens on fixed or capital assets acquired, constructed or improved by the Maker or any Subsidiary, to the extent of Indebtedness incurred for such acquisition, construction or improvement, (II) other purchase money Liens, (III) Liens on property sold pursuant to sale and leaseback transactions and general intangibles related thereto, (IV) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, or (V) other Liens granted to vendors or other trade creditors (collectively, "TRADE INDEBTEDNESS"), or (iii) for so long as this Note remains outstanding, incur any Indebtedness which ranks pari passu to this Note, other than Indebtedness permitted pursuant to clauses (a) or (b) hereof or which is expressly subordinated to this Note.

           (b) The Maker has, upon the issuance of the Original Note, provided written notice of all Senior Indebtedness in existence as of such date along with the principal amount of the Senior Indebtedness, and the Maker has updated and shall continue to update such notice in writing at any time when there has been any material change to such information or any additional Senior Indebtedness shall be added.

           (c) Notwithstanding the foregoing, the Payee shall be entitled to receive, and the Maker shall pay, any and all scheduled payments of principal and interest under this Note except as set forth below. During the continuance of any Senior Payment Default with respect to which the Payee shall have received written notice from any Senior Payee or the Maker, the Payee shall not accept or receive, directly or indirectly, and the Maker shall not make, any

Subordinated Debt Payment until and unless all amounts due with respect to such Senior Payment Default shall have been paid in full or until such Senior Payment Default shall have been cured or waived (a "PAYMENT DEFAULT BLOCKAGE PERIOD"). During the continuance of any Senior Covenant Default with respect to which the Payee shall have received written notice from such Senior Payee or the Maker (a "BLOCKAGE NOTICE"), the Payee shall not accept or receive, directly or indirectly, and the Maker shall not make, any Subordinated Debt Payment from the date the Payee shall have received such Blockage Notice until the earlier of (i) 89 days after such date and (ii) the date, if any, on which such Senior Indebtedness to which such Senior Covenant Default relates is discharged or such Senior Covenant Default is waived or cured (a "NON-PAYMENT DEFAULT BLOCKAGE PERIOD" and, together with a Payment Default Blockage Period, a "BLOCKAGE PERIOD"). Except as explicitly set forth in this subsection (c), nothing contained in this Note shall prevent the Maker from being obligated to make Subordinated Debt Payments, and the Maker shall remain fully obligated to the Payee to make such payments.

           (d) Immediately upon the expiration of any Blockage Period, the Maker shall make all past-due payments under this Note and shall resume making all other required payments due hereunder, including any payment blocked during such Blockage Period. Only one Blockage Notice may be given in any 360-day period, and no Senior Covenant Default that previously served as the basis for a Blockage Notice or that was in existence (and as to which the applicable Senior Payee had actual notice) during a prior Blockage Period may serve as the basis for a Blockage Notice unless such Senior Covenant Default was subsequently cured or waived for a period of at least 90 consecutive days.

           (e) In the event that, notwithstanding the foregoing provisions, any Subordinated Debt Payment shall be received during a Blockage Period, such Subordinated Debt Payment shall be held in trust for the benefit of the Senior Payee(s) and shall be paid over or delivered to the Senior Payee(s) for application to the payment in full in cash of all Senior Indebtedness remaining unpaid to the extent necessary to give effect to the subordination provisions contained in this Note, after giving effect to any concurrent payments or distributions to any Senior Payee in respect of the Senior Indebtedness. Any such Subordinated Debt Payment paid over or delivered to the Senior Payee(s) shall not constitute payments in respect of the Subordinated Indebtedness and will not reduce the outstanding amount of the Subordinated Indebtedness. To the extent there are any excess amounts paid over or delivered to the Senior Payee(s) after the Senior Indebtedness then due has been paid in full, such excess amounts shall be remitted to the Payee to the extent necessary to pay all the Subordinated Indebtedness then due, which amounts so remitted shall constitute payments in respect of the Subordinated Indebtedness and will so reduce the outstanding amount of the Subordinated Indebtedness.

           (f) If, while any Subordinated Indebtedness is outstanding, any bankruptcy, insolvency, reorganization, receivership, arrangement, marshalling of assets and liabilities or similar proceeding is commenced by or against the Maker or its property, if the Payee fails to file a proof of claim for its Subordinated Indebtedness by the date that is ten days before the expiration of time to file any such claim, then the Senior Payee(s) shall be irrevocably authorized and empowered (in the name of the Senior Payee(s) or in the name of the Payee or otherwise), but shall have no obligation, to file claims and proofs of claim and take such other action (including voting the Subordinated Indebtedness) as they may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Senior Payees.

           (g) In the event of any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, upon the dissolution, winding up or total or partial liquidation or reorganization, readjustment, arrangement or similar proceeding relating to the Maker or its property, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, arrangement or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshalling or composition of the assets and liabilities of the Maker, or otherwise: (i) all amounts owing on account of the Senior Indebtedness shall first be paid in full in cash before any Subordinated Debt Payment is made (except for equity or debt securities of the Maker the payment or redemption of which is subordinate, at least to the extent provided in this Note with respect to the Subordinated Indebtedness, to the payment of the Senior Indebtedness and to the payment of all securities issued in exchange therefor to the Senior Payee, which equity or debt securities have been provided for by a plan of reorganization, arrangement, adjustment, composition, recapitalization or readjustment of the Maker in any insolvency, liquidation or similar proceeding approved by final order of a court ("SUBORDINATED SECURITIES")); and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment, other than Subordinated Securities, to which the Payee would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent making such payment or distribution directly to the Senior Payee(s) for application to the payment of the Senior Indebtedness in accordance with clause (i) above, after giving effect to any concurrent payment or distribution or provision therefor to the Senior Payee(s) in respect of the Senior Indebtedness.

           (h) The subordination provisions of this Note are intended solely for the purpose of defining the relative rights against the Maker of the Payee, on the one hand, and the Senior Payees, on the other hand. Nothing contained herein shall, as between the Maker and the Payee, (i) impair the obligation of the Maker to pay the principal amount of or interest on this Note and its other obligations with respect to the Subordinated Indebtedness as and when the same shall become due and payable in accordance with the terms thereof, (ii) otherwise affect the relative rights against the Maker of the Payee, on the one hand, and the creditors of the Maker (other than the Senior Payees), on the other hand or (iii) prevent the Payee from exercising all remedies under the Pledge Agreement or otherwise permitted by applicable law upon an Event of Default, subject to the agreement by the Payee that, so long as any Senior Indebtedness is outstanding, the Payee will not take any action to enforce any right or remedy available to the Payee under this Note or the Pledge Agreement (an "ENFORCEMENT ACTION") prior to the earliest of:

               (i) the commencement of any bankruptcy, insolvency, reorganization, receivership, arrangement, marshalling of assets and liabilities or similar proceeding by or against the Maker or its property;

               (ii) the date that is (A) 15 days after written notice is given by the Payee to the Senior Payee, Parent and the Maker of the occurrence and continuance of any Event of Default, which notice shall specify the nature of such Event of Default and state the Payee's intent to commence an Enforcement Action (the "PAYEE DEFAULT NOTICE") or, (B) in the event during the 15-day period referred to in clause (A) the Senior Payee gives the Payee a written notice invoking a standstill, the date that is 90 days after the date the Payee Default Notice is given; provided that in the case of either of the foregoing clauses (A) or (B), the Maker shall have failed to cure such Event of Default or such Event of Default shall not have been waived prior to the taking of such Enforcement Action by the Payee; or

               (iii) any Senior Indebtedness having been accelerated or declared accelerated in its entirety in writing;

provided, however, that until all of the Senior Indebtedness shall have been paid in full in cash, any payments, distributions or proceeds received by the Payee resulting from the exercise of any action to enforce any right or remedy available to the Payee under this Note shall be subject to the terms of this Note; and provided, further, that, notwithstanding the foregoing, the Payee may institute and maintain, at any time, a judicial proceeding to determine whether a Performance Default (as defined below) shall have occurred under this Note (subject to the Payee having first complied with any applicable terms, conditions and procedures set forth in the Purchase Agreement).

           (i) Until the payment and performance in full of all Senior Indebtedness, the Payee shall not have, and shall not directly or indirectly exercise, any rights that it may acquire by way of subrogation under this Note, by any payment or distribution to the Senior Payees hereunder or otherwise. Upon the payment and performance in full of all Senior Indebtedness, the Payee shall be subrogated to the rights of the Senior Payees to receive payments or distributions applicable to the Senior Indebtedness until the Subordinated Indebtedness shall be paid in full. For the purposes of the foregoing subrogation, no payments or distributions to the Senior Payees of any cash, property or securities to which the Payee would be entitled except for the provisions of this Note shall, as among the Maker and its creditors (other than the Senior Payees and the Payee), be deemed to be a payment by the Maker to or on account of the Senior Indebtedness.

           (j) The Payee by its acceptance hereof agrees to execute and deliver to any Senior Payee such subordination agreement as may be reasonably requested by such Senior Payee and as may have terms and conditions substantially the same as the subordination provisions contained herein.

           (k) No rights of any present or future Senior Payee to enforce subordination as provided in this Note shall at any time be prejudiced or impaired by any act or failure to act on the part of the Maker or any such Senior Payee, or by noncompliance by the Maker with the terms, provisions or covenants of this Note, regardless of any knowledge thereof any such Senior Payee may have or otherwise be charged with. Without in any way limiting the generality of the preceding sentence, any Senior Payee may, at any time and from time to time, without the consent of or notice to the Payee, without incurring responsibility to the Payee and without impairing or releasing the subordination provided in this Note or the obligations hereunder of the Payee to the Senior Payee(s), do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew, increase (subject to the Senior Debt Limit) or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding, (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness, (iii) release any Person liable in any manner for the collection of Senior Indebtedness and (iv) exercise or refrain from exercising any rights against the Maker and any other Person.

           (l) If the Payee, in contravention of the terms of this Note, shall commence, prosecute or participate in any suit, action or proceeding against the Maker, then the Maker may interpose as a defense or plea the subordination provisions of this Note, and any Senior Payee may intervene and interpose such defense or plea in its name or in the name of the Maker. If the Payee, in contravention of the terms of this Note, shall attempt to collect under this Note or enforce any provisions of this Note, then any Senior Payee or the Maker may restrain the enforcement thereof in the name of such Senior Payee or in the name of the Maker.

           (m) To the extent that the Maker or any guarantor of or provider of collateral for the Senior Indebtedness or the Subordinated Indebtedness, as the case may be, makes any payment on the Senior Indebtedness or the Subordinated Indebtedness, as the case may be, that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause of action (each, a "VOIDED PAYMENT"), then to the extent of such Voided Payment, that portion of the Senior Indebtedness or the Subordinated Indebtedness, as the case may be, that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from any Senior Payee, the subordination provisions of this Note shall be in full force and effect with respect to the obligations hereunder from the date of such Senior Payee's initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to such Senior Payee.

        9. Events of Default; Remedies. Subject to the terms and provisions hereof, upon the occurrence of any Event of Default, and at any time thereafter during which such Event of Default shall be continuing, the Payee may (a) by notice to the Maker, declare the entire then current unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts then payable hereunder to be forthwith due and payable (provided, however, that if an Event of Default specified in clause (iii) or (iv) of the following paragraph shall occur, the then current unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts then payable hereunder shall automatically become due and payable without the giving of any such notice); and
(b) proceed to enforce all other rights and remedies available to the Payee under applicable law.

           The occurrence of any of the following specified events shall constitute an "EVENT OF DEFAULT" hereunder:

           (i) the failure to pay within 30 days of when due any amount of principal or interest hereunder or other amount payable hereunder (provided that the Payee shall have provided the Maker with written notice of such failure to pay) (a "PAYMENT DEFAULT");

               (ii) the Maker shall have failed to perform or observe any covenant or agreement in this Note or the Pledge Agreement, and such failure shall not have been cured within 30 days of the Maker's receipt of written notice thereof (a "PERFORMANCE DEFAULT");

           (iii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of the Maker or its debts under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or the appointment of a receiver, trustee, custodian, or similar official for the Maker or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

           (iv) the Maker shall (A) voluntarily commence, or consent to the commencement of, any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) apply for or consent to the appointment of a receiver, trustee, custodian, or similar official for the Maker or for a substantial part of its assets, (C) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) make a general assignment for the benefit of creditors or
(E) take any action for the purpose of effecting any of the foregoing; and

           (v) any Senior Payee shall have accelerated the payment of any Senior Indebtedness in excess of $3,000,000;

           The Maker shall promptly notify the Payee of the occurrence of an Event of Default specified in clause (iii), (iv) or (v) of the definition of Event of Default. Following the occurrence of an Event of Default, and for so long as such Event of Default is continuing, the Maker shall not make any dividend payments on account of any shares of its capital stock.

        10. Covenants. For so long as this Note remains outstanding, the Maker
(a) shall provide to the Payee copies of the Maker's or Parent's quarterly unaudited and annual audited consolidated financial statements, in the case of quarterly statements, not more than 45 days after the end of the applicable quarter and, in the case of annual statements, not more than 90 days after the end of the Maker's or Parent's fiscal year (provided, however, that following the occurrence of an Event of Default, and for so long as such Event of Default is continuing, the Maker shall also provide to the Payee copies of the Maker's or Parent's monthly unaudited financial statements, within 15 days of the applicable month), together with a schedule showing in reasonable detail the amount of any Senior Indebtedness outstanding and the Maker's calculation of the applicable Senior Debt Limit as of the end of such quarterly or annual period;
(b) shall not redeem any shares of its capital stock or pay dividends on its common stock (provided that any payments of dividends on account of any shares of its preferred stock shall lower the Senior Debt Limit to the extent of such payments), other than to the extent required to allow Parent to (i) pay all Taxes owed by it, if any, (ii) pay any fees and expenses, not to exceed $250,000 per year in the aggregate, (iii) repurchase membership interests held by its officers or employees upon termination of any such person's employment, and (iv) pay fees to its directors, not to exceed $250,000 per year in the aggregate; and
(c) shall not, and shall not permit any of its direct or indirect wholly-owned Subsidiaries (each, a "MAKER SUBSIDIARY") to, enter into or carry out any transaction with any Affiliate of the Maker (other than any Maker Subsidiary), including purchasing property or services from or selling property or services to any Affiliate of the Maker (other than any Maker Subsidiary), other than any transaction that (i) is entered into upon fair and reasonable arms'-length terms and conditions (including, without limitation, all employment agreements and arrangements, and payments made pursuant thereto) or (ii) is approved in writing by the Payee, which approval shall not be unreasonably withheld.

        11. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

        If to the Payee:       Kiran C. Patel, M.D.
                               c/o Sandip I. Patel, Esq.
                               3105 West Waters Avenue, Suite 315
                               Tampa, FL 33614
                               Facsimile No.: (813) 931-8053

        with a copy to:        Foley & Lardner
                               100 North Tampa Street, Suite 2700
                               Tampa, FL 33602-5804
                               Attn:  Steven Vazquez, Esq.
                               Facsimile No.: (813) 221-4210

        If to the Maker:       WellCare Health Plans, Inc.
                               6800 N. Dale Mabry Highway, Suite 268
                               Tampa, FL 33614
                               Attn:  Todd S. Farha, Chief Executive Officer
                               General Counsel
                               Facsimile No.: (813) 290-6306

        with a copy to:        Greenberg Traurig, LLP
                               1750 Tysons Blvd., Suite 1200
                               McLean, VA 22102
                               Attn:  Jason Simon, Esq.
                               Facsimile No.: (703) 749-1301

All such notices, requests and other communications will (a) if delivered personally to the address as provided herein, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided herein, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided herein, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant hereto). Either party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        12. Assignment. This Note shall be non-negotiable and non-transferable. Without limiting the generality of the foregoing, the Payee shall have no right to assign, pledge, hypothecate or otherwise transfer this Note or any of its rights or interests hereunder without the prior written consent of the Maker, which consent may be granted or denied in the Maker's sole discretion. Notwithstanding the foregoing, the Payee may assign its rights hereunder to a successor Stockholder Representative on behalf of the Stockholders, provided that such successor Stockholder Representative is reasonable satisfactory to the Maker.

        13. Third Party Beneficiaries. The terms and provisions of this Note are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Note does not confer any such rights, upon any other Person, other than any and all Senior Payees, each of whom is an express third-party beneficiary of the applicable provisions of this Note.

        14. Certain Waivers. The Maker waives presentment, demand, notice of dishonor and protest and consents to any and all extensions or renewals hereof without notice. TIME IS OF THE ESSENCE IN THIS NOTE.

        15. Costs of Collection. The Maker promises to pay all reasonable costs of collection incurred in connection with the collection of this Note following an Event of Default, including, without limitation, reasonable attorneys' fees and costs, whether incurred before, during and after litigation, in all trial and appellate levels as well as those incurred in any bankruptcy proceedings and post-judgment proceedings.

        16. Entire Agreement. This Note and the Pledge Agreement, together with the Purchase Agreement and the other agreements and documents referred to therein, constitute the entire agreement between the Maker and the Payee with regard to the subject matter hereof. This Note supersedes all previous agreements between such parties with respect to the subject matter hereof including, without limitation, the Prior Note, which is hereby rendered null and void.

        17. Headings. The headings used in this Note have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        18. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OR CHOICE OF LAWS PRINCIPLES.

        19. Jurisdiction; Venue. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE HEARD AND DETERMINED IN ANY FLORIDA STATE OR FEDERAL COURT SITTING IN THE CITY OF TAMPA, FLORIDA, AND EACH PARTY HEREBY IRREVOCABLY ACCEPTS AND CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THOSE COURTS FOR SUCH PURPOSE. IN ADDITION, EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF BROUGHT IN ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF TAMPA, FLORIDA AND FURTHER IRREVOCABLY WAIVES

ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        20. Waiver of Jury Trial. THE MAKER AND, BY ITS ACCEPTANCE HEREOF, THE PAYEE HEREBY VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE MAKER AND THE PAYEE ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Maker has duly executed this Note, as of the date first above written.

                                       WELLCARE HEALTH PLANS, INC.



                                       By   /s/ Todd S. Farha
                                           -------------------------------------
                                           Todd S. Farha
                                           President and Chief Executive Officer

        By its countersignature hereto, Comprehensive Health Management, Inc., a Florida corporation, hereby guaranties the obligations of the Maker under this Note, provided that such guaranty is subject to all of the provisions of this
Note in favor of the Maker and any Senior Payees, including, without limitation, the provisions regarding subordination, and the obligations of Comprehensive Health Management, Inc. pursuant hereto shall be subordinate to the Senior Indebtedness to the same extent as the obligations of the Maker under this Note.

                                       COMPREHENSIVE HEALTH MANAGEMENT, INC.



                                       By   /s/ Todd S. Farha
                                           -------------------------------------
                                           Todd S. Farha
                                           President and Chief Executive Officer


ACCEPTED AND AGREED,
as of the date first above written:



 /s/ Kiran C. Patel
--------------------------------------------
Kiran C. Patel, M.D., as Stockholder
Representative on behalf of the Stockholders